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                                 Exhibit Index

                                                                    Exhibit 99.1

             Trikon Technologies Holds Annual Shareholders Meeting

NEWPORT, Wales, United Kingdom - May 16, 2002 - Trikon Technologies, Inc. (NASDAQ: TRKN) held its Annual Meeting today. Shareholders approved the change of Trikon's state of incorporation from California to Delaware. Also at the meeting, the nominees for election to the Board of Directors, as set forth in the company's Proxy Statement, were elected. For the upcoming year, Christopher
D. Dobson, Nigel Wheeler, Richard M. Conn, Robert R. Anderson and Stephen N. Wertheimer were elected to the Board. A company proposal to amend the 1998 Stock Option Plan was passed, as was the proposal to ratify the appointment of Ernst & Young as Trikon's independent public accountants.

Nigel Wheeler, CEO and President of Trikon, commented, "We are pleased with the support these proposals received. The company and its shareholders benefit, in particular, from the change of the state of incorporation because Delaware corporate law is more comprehensive, modern, and certain in Delaware than that in most other states."

Trikon expects to consummate the reincorporation by the end of the week.

About Trikon Technologies:

Trikon Technologies, Inc. develops and manufactures advanced capital equipment for plasma etching and chemical and physical vapor deposition (CVD and PVD) for use in the production of silicon, compound semiconductors, opto-electronic and waveguide devices. These semiconductor and optical devices are used in a broad range of products including computers, telecommunications, consumer products and automobiles. Trikon's website can be visited at www.trikon.com.

"Safe Harbor" Statement Under the Private Securities Litigation Act of 1995:
This news release contains certain forward-looking statements, including, but not limited to, the effect of the change of state of incorporation of Trikon from California to Delaware. These forward-looking statements are subject to various risks and uncertainties that could cause results to differ materially, including, but not limited to, the ability of Trikon to adapt its product offerings to new technologies and industry requirements, such as the cyclical nature of the semiconductor industry, the use of copper as a new conducting material and the use of 300mm silicon wafers, the ability of Trikon to make the necessary significant capital investments, the acceptance of Trikon's technologies, including Trikon's low k products, the willingness of semiconductor manufacturers to use different suppliers for fabrication equipment, and the long sales cycles ranging from several months to over one year. These factors are not intended to represent a complete list of all risks and uncertainties inherent in Trikon's business, and should be read in conjunction with the more detailed cautionary statements included in Trikon's SEC reports, including, without limitation, its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

         contact information:

Corporate contact, Carl Brancher
+44 1633 414111
carl.brancher@trikon.com

US Investor Relations contact, Kevin Kirkeby
+1 212 309 1445
kkirkeby@golinharris.com

Press Relations contact, Karen Wright
+44 1633 474569
karen.wright@trikon.com